Exhibit 99.1

NEMATRON NEWS RELEASE
FOR IMMEDIATE RELEASE


              NEMATRON ANNOUNCES POTENTIAL REPORTING ADJUSTMENTS

ANN ARBOR, MI, April 28, 1998, (NASDAQ:NEMA): Nematron Corporation today announced that it has identified potential material adjustments to the Company's financial statements for the years ended September 30, 1996 and 1997 relating to one significant contract.

"The potential adjustments arise out of the accounting treatment of one major contract," said Frank G. Logan, III, Chairman and CEO. "The timing and amount of the potential adjustment is not yet certain, however, since this issue is limited to the accounting for one contract, we are comfortable that the adjustment should not exceed $1.5 million in the aggregate. The maximum amount in question totals less than 4% of revenue for the time frame involved and if there are no offsets to the maximum amount, the net effect of adjustments would be less than a 15% increase in the reported losses during the last two fiscal years. Additionally, we feel that there may be other favorable adjustments that may partially offset this amount."

Logan also said that, as a result of the potential adjustments, KPMG Peat Marwick LLP has notified the Company that its auditors' reports on the Company's consolidated financial statements as of September 30, 1997, and September 30, 1996, and for each of the two years then ended should no longer be relied upon.

Nematron is already in active discussions with several major auditing firms to select new independent auditors and expects to announce its selection soon. The selected firm will also assist the Company in determining the appropriate accounting treatment with respect to this contract. KPMG Peat Marwick LLP is resigning as independent auditors for the Company.

The discussion in this news release includes forward-looking statements based on current management expectations, including the timing and amount of the potential adjustments to the Company's financial statements and the percentage by which the Company's reported losses for the past two fiscal years could increase. Factors that could cause the adjustments and percentage to differ from the estimates include the revenues attributable to the contract, the time periods during which such revenues accrued and the availability of offsetting adjustments or any additional factors described in the Company's reports filed with the Securities and Exchange Commission.

Nematron designs and manufactures PC-based industrial automation products that include software for direct machine control, process visualization and data acquisition. In addition, the Company produces related hardware products that leverage or support its software. Nematron products cover a broad spectrum from low-end operator interface to Windows NT control software, including OpenControl', Paragon', PowerVIEW', AutoNet' and FloPro'. For additional information about Nematron, visit Nematron's web site at http://www.nematron.com.


For details, contact:

Frank G. Logan, III
Chairman and CEO
Nematron Corporation
Phone:  (734) 214-2078